EXHIBIT 10.2

First Modification dated April 29, 2011
to the PROMISSORY NOTE
dated December 17, 2009

     This First Modification, dated effective April 29, 2011 (“Modification”), is made to the PROMISSORY NOTE dated December 17, 2009 (“Note”), by AMREP SOUTHWEST INC., a New Mexico corporation ("Borrower"), payable to COMPASS BANK ("Bank").

1.           This Modification is a written amendment to the Note, made pursuant to the provisions contained in the AMENDMENTS Section at page 2 of the Note.

2.           All capitalized terms have the meaning defined in the Note unless a specific definition for such term is contained in this Modification.

3.           By mutual agreement of the parties, the Note is modified to extend the maturity of the Note, to add interim principal payment requirements, to add a default interest rate, and for other changes as detailed below.

4.           Borrower has in conjunction with the execution and delivery of this First Amendment, by payment of a principal reduction and all accrued interest, reduced the principal balance of the Note to $19,339,000.00.  The Note continues to be non-revolving and no re-advance of principal shall be made.

5.           The Principal Payments provisions of PAYMENTS Section at page 1 of the Note is replaced by the following:

Principal Payments.  The principal balance of the Note shall be repaid as follows:
1.	A minimum quarterly principal payment of $625,000 per quarter, due June 15, 2011, September 15, 2011, December 15, 2011, March 15, 2012, and June 15, 2012.
2.
Quarterly, beginning with the quarterly period ending June 15, 2011, a principal payment of 50% of all net cash from sales of land received by Borrower in each quarter.  The term “net cash from sales of land” as used herein shall mean the actual cash amount received by Borrower pursuant to a real estate sale after deduction for any and all closing costs, costs of sale and any other deductions shown on the applicable closing statement or directly related to the sale of such real estate, plus the actual cash amount received by Borrower during the applicable quarter from any periodic payments made pursuant to a real estate installment sale.  Principal payments made in each quarter, from such land sales, shall apply as a credit to the required $625,000 quarterly principal payment in that same quarter; however, in the event that the principal payments from such 50% of net cash from sales of land in any quarter exceed the $625,000 minimum quarterly payment requirement, such excess shall not reduce the minimum required payment due in any future quarter.

3.	The entire remaining Note balance shall be due and payable in full on September 1, 2012.

6.           Default Interest Rate.  Following the occurrence of any Event of Default under the Agreement, the Bank may then or at any time thereafter increase the interest rate on this Note to a rate of 6.50% over the applicable Reference Period Index.

7.           The Loan Agreement dated December 17, 2009 referenced in the Note has been amended in conjunction with this Modification.

8.           This Modification amends the Note and is not a replacement or a novation of the Note.  The Note, as amended by this Modification, remains in full force and effect.  Borrower acknowledges there are no defenses, real or personal to payment of the Note.

AMREP SOUTHWEST INC.,
a New Mexico corporation,

By:      /s/ James Wall, Jr.
       James Wall, Jr., Vice President

COMPASS BANK

 By:       /s/ Robert E. Morris
Robert E. Morris, Executive Vice President, ARMS

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